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EXHIBIT 21.1

SOUTHERN COPPER CORPORATION
Subsidiaries
(More than 50% ownership)

	Name of Company	Percentage of voting securities owned Or other bases of control
PARENT:	Americas Mining Corporation (Delaware)
Registrant	Southern Copper Corporation (Delaware)
	Compania Minera Los Tolmos S.A. (Peru)	97.31
	Southern Peru Limited	100.00
	Americas Sales Company, Inc.	100.00
	Minera Mexico, S.A. de C.V.	99.95
	Americas Mining de Mexico, S.A.	99.99
	Industrial Minera Mexico, S.A. de C.V.	99.99
	Mexicana de Cananea, S.A. de C.V.	99.99
	Mexicana de Cobre, S.A. de C.V.	99.97
	Mexicana del Arco, S.A. de C.V.	100.00
	Mexicoo Compania Inmobiliaria, S.A.	100.00
	Minerales Metalicos del Norte, S.A.	100.00
	Minera Mexico Internacional, Incorporated	100.00
	Servicios de Apoyo Administrativo, S.A. de C.V.	100.00
	Western Copper Supplies	100.00
	Global Natural Resources, Inc.	100.00
	Logistics Services Incorporated (LSI)	100.00

Not included in this listing are subsidiaries, which in the aggregate would not constitute a significant subsidiary.

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SOUTHERN COPPER CORPORATION Subsidiaries (More than 50% ownership)